Exhibit 99.1

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FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4509
	Phone: (925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES TO ACQUIRE 46 STORE SITES FROM ALBERTSONS

          Pleasanton, California, October 10, 2006 -- Ross Stores, Inc. (Nasdaq: ROST) announced today an agreement with Albertsons LLC to acquire 46 Albertsons real estate sites in California, Florida, Texas, Arizona, Colorado and Oklahoma.  The Company plans to incorporate these properties into its 2007 expansion program for Ross and dd’s DISCOUNTS®.  Along with other new stores already planned for fiscal 2007, the acquisition of these former Albertsons properties will put the Company’s projected total unit growth in the range of 11% to 12% for the year ending February 2, 2008.

          Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “We are excited about this unique real estate opportunity, which gives Ross the ability to acquire a substantial number of store sites in several of our established, top performing markets.  Availability of quality retail locations is generally limited in these more established areas.  As a result, we believe this transaction offers a rare chance to enhance our long-term growth prospects and returns by adding these stores, almost all in our highly productive, core Sunbelt states.”

          Ross will take possession of some of these sites as soon as November 2006, with estimated openings beginning as early as March 2007.  Capital expenditure requirements to convert these sites to the Ross or dd’s DISCOUNTS formats are projected to be in the range of $1.5 to $2.0 million per store.  Based on the timing of these site acquisitions, capital expenditures and other cash requirements are expected to increase by up to $10 million in fiscal 2006.  The impact to earnings per share is projected to be relatively neutral in the current year and slightly accretive in fiscal 2007.  As these stores are planned to be open for less than a full fiscal year in 2007, their forecasted sales and gross margin are expected to be partially offset by occupancy expenses to be incurred during the pre-opening construction period of the sites.  The Company is projecting attractive rates of contribution to earnings and cash flow from the acquired locations beginning in 2008 and beyond.

Forward-Looking Statements:  This press release contains forward-looking statements regarding the number of new stores and the timing of new store openings, including from the transfer of certain former Albertsons store locations, and the related impact to future earnings, cash flow, capital expenditures and unit growth. These forward-looking statements are subject to risks and uncertainties which could cause the Company’s actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements.  Risk factors for Ross Stores and dd’s DISCOUNTS specific to this transaction include, without limitation, the Company’s ability to convert these locations to the Ross and dd’s DISCOUNTS formats in a timely and cost effective manner and on acceptable terms, and the ability to achieve targeted levels of sales, profits and cash flows from these acquired store locations.  Other risk factors for the business include the Company’s ability to effectively operate its various supply chain, core merchandising and other information systems; its ability to improve its micro-merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in its distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from higher gas prices on consumer spending; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; the Company’s ability to continue to purchase attractive brand-name merchandise at desirable discounts; the Company’s ability to identify and successfully enter new geographic markets; and the Company’s ability to attract and retain personnel with the retail talent necessary to execute its strategies.  Other risk factors are detailed in the Company’s SEC filings including, without limitation, the Form 10-K for fiscal 2005 and the Form 10-Q’s and 8-K’s for fiscal 2006.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

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          Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2005 revenues of $4.9 billion.  The Company currently operates 766 Ross stores in 27 states and Guam and 26 dd’s DISCOUNTS locations in California.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available on the Company’s website at www.rossstores.com.